Exhibit 99.1

For Immediate Release

Contact:	Media Contact:
R. Steven Hamner	Gregory R. Hodges
Executive Vice President — CFO	Hodges & Associates
Medical Properties Trust, Inc.	(205) 328-4357 Tel
(205) 969-3755 Tel	(205) 328-4366 Fax
(205) 969-3756 Fax	(205) 746-9554 Cell
shamner@medicalpropertiestrust.com	hodges@thehighroad.com
www.medicalpropertiestrust.com
MEDICAL PROPERTIES TRUST, INC. REPORTS RESULTS
FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2005
Birmingham, AL, October 24, 2005 — Medical Properties Trust, Inc. (NYSE: MPW) today announced its operating and other results for the quarter ended September 30, 2005.
HIGHLIGHTS:
•	Net income of $5.26 million or approximately $0.14 per diluted share, an increase over the year earlier period of 40%.

•	Funds from operations (“FFO”) of $6.43 million or approximately $0.17 per basic and diluted share, an increase of 21% over the prior year period.

•	A $0.17 per common share dividend was paid on September 29, 2005.

•	Construction commenced on two development projects with an aggregate estimated development cost of approximately $73 million.

•	Exercise of the over-allotment option related to the Company’s previously described initial public offering, resulting in a sale of 1,810,023 share of common stock at $10.50 per share, less underwriting discount.
Edward K. Aldag, Jr., chairman, president, and CEO expressed satisfaction with the Company’s progress. “These third quarter results are right in line with what we expected, and more important, with what we told our shareholders to expect. In addition to meeting earnings, cash flow and dividend expectations, we continue to add new healthcare facilities to our portfolio that will provide for future earnings growth.”
Net income for the quarter of $5.26 million reflected a 100% increase compared to the $2.63 million earned in the third quarter of 2004. On a per share basis, the $0.14 earned in the third quarter of 2005 was 40% greater than the $0.10 earned in the year earlier quarter, after adjusting for the 13,175,023 shares issued pursuant to the Company’s recent IPO.

FFO in the third quarter of 2005 of $6.43 million was 80% greater than the 2004 third quarter FFO of $3.56 million. FFO per share in the third quarter of 2005 of $0.17 reflected a 21% increase over the $0.14 reported in 2004, again after adjustment for the shares of common stock issued pursuant to the IPO. Net income and FFO for the three months ended September 30, 2005, also include a non-cash charge of $555,000 for restricted shares issued to management, directors and employees.
MPT paid a quarterly dividend of $0.17 per share on September 29, 2005, which represented a 70% increase over the $0.10 dividend that was declared in the third quarter of 2004.
During the quarter, MPT acquired the land and commenced construction of the Bucks County Oncoplastic Institute near Philadelphia, Pennsylvania and the Monroe Hospital in Bloomington, Indiana, two previously announced, fully leased development projects. The hospital facilities, which have a combined estimated development cost of approximately $73 million, are expected to be completed during the fourth quarter of 2006.
Aldag credited the strong operating performance of MPT’s existing properties, the progress of its construction and development, and the outlook for its acquisition pipeline as the reasons for a successful third quarter and positive expectations for future results.
“We remain pleased with the profitability and other key operating indicators of our tenants,” Aldag said. “Our largest tenant, Vibra Healthcare, continues to meet our growth and cash flow expectations, and our remaining tenants likewise are generating strong profits, cash flow, and lease coverage. The weighted average lease coverage for all properties in our portfolio, based on our base rents and our tenants’ earnings before interest, taxes, depreciation and amortization, and rent, exceeds three times.”
FUTURE OPERATIONS:
The Company reiterated its previously disclosed estimate that, in addition to the approximately $73 million in development projects that recently commenced construction, it will invest approximately $100 million in existing facilities in the near future. Aldag stated, “We have under commitment existing hospitals that we expect will have a total investment value of approximately $55 million. Acquisition of these properties is subject to certain regulatory and judicial approvals, which we expect to have shortly. Based on the status of other possible transactions, we continue to be optimistic about closing an additional approximately $50 million in the near term and possibly by year end. Also, our West Houston Town and Country Hospital and Medical Office Building are being occupied by the tenant and will generate rent income during the fourth quarter. The Company is currently negotiating a revolving line of credit which initially will provide up to $100 million with the option to increase the line of credit to $175 million. This line of credit will replace our existing term loan which had an original value of $75 million.”
Based on management’s estimates of the timing and amount of acquisitions in the fourth quarter of 2005, the Company presently expects net income for the fourth quarter to range between $0.18 and $0.21 per diluted share, and FFO to range between $0.19 and $0.22 per diluted share. Management reiterated its previous estimate that the Company should acquire between $200 and $300 million in healthcare real estate in 2006. The Company’s estimates of future results are based upon management’s present estimates of acquisitions and the timing of developments, and there is no assurance that some or any of the anticipated acquisitions will occur or that properties under development will be completed as anticipated.
CONFERENCE CALL AND WEBCAST
The Company has scheduled a conference call and webcast for Tuesday, October 25, 2005 at 11:00 a.m. Eastern Time in order to present the Company’s performance and operating results for the quarter ended September 30, 2005. The dial-in number for the conference call is (800) 299-9630 (U.S.) and (617) 786-2904 (International), and the passcode is 79910309. Participants may also access the call via webcast at www.medicalpropertiestrust.com. A webcast replay of the call will be available shortly after completion of the call through November 22, 2005.
ABOUT MEDICAL PROPERTIES TRUST, INC.
Medical Properties Trust, Inc. is a Birmingham, Alabama based self-advised real estate investment trust formed to capitalize on the changing trends in healthcare delivery by acquiring and developing net-leased healthcare facilities. These facilities include inpatient rehabilitation hospitals, long-term acute care hospitals, regional and community hospitals, women’s and children’s hospitals, skilled nursing facilities, ambulatory surgery centers, and other single-discipline healthcare facilities, such as heart hospitals, orthopedic hospitals and cancer centers.
The statements in this press release that are forward looking are based on current expectations and actual results or future events may differ materially. Words such as “expects,” “believes,” “anticipates,” “intends,” “will,” “should” and variations of such words and similar expressions are intended to identify such forward-looking statements, which include statements concerning the payment of future dividends, if any, completion of projects under development, acquisition of healthcare real estate, completion of a $100 million revolving line of credit, completion of additional debt arrangements, net income per share and FFO per share in the fourth quarter of 2005. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company or future events to differ materially from those expressed in or underlying such forward-looking statements, including without limitation: national and local economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of the Company’s business plan; financing risks; the Company’s ability to attain and maintain its status as a REIT for federal income tax purposes; acquisition and development risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally or the healthcare real estate industry in particular. For further discussion of the facts that could affect outcomes, please refer to the “Risk Factors” section of the Company’s prospectus dated October 20, 2005. Except as otherwise required by the federal securities laws, the Company undertakes no obligation to update the information in this press release.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
Revenues
Rent billed	$5,964,211	$2,874,033	$14,579,588	$2,874,033
Unbilled rent	1,007,062	1,142,186	3,784,801	1,142,186
Interest income from loans	1,233,668	1,022,853	3,562,857	1,022,853

Total revenues	8,204,941	5,039,072	21,927,246	5,039,072

Expenses
Real estate depreciation and amortization	1,170,387	928,356	2,986,790	928,356
General and administrative	1,990,971	1,631,600	5,109,854	3,329,559
Stock based compensation	555,409	—	602,403	—
Costs of terminated acquisitions	—	14,199	—	350,923

Total operating expenses	3,716,767	2,574,155	8,699,047	4,608,838

Operating income (loss)	4,488,174	2,464,917	13,228,199	430,234
Other income (expense)
Interest income	767,917	188,568	1,509,903	667,857
Interest expense	—	(24,547)	(1,542,266)	(32,769)

Net other income (expense)	767,917	164,021	(32,363)	635,088

Net income	$5,256,091	$2,628,938	$13,195,836	$1,065,322

Net income (loss) per share, basic	$0.14	$0.10	$0.44	$0.06
Weighted average shares outstanding — basic	37,606,480	26,082,862	29,975,971	17,033,911
Net income (loss) per share, diluted	$0.14	$0.10	$0.44	$0.06
Weighted average shares outstanding — diluted	37,654,576	26,085,312	29,999,381	17,035,494

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	September 30, 2005	December 31, 2004
	(Unaudited)
Assets
Real estate assets
Land	$13,491,429	$10,670,000
Buildings and improvements	166,572,054	111,387,232
Construction in progress	78,484,104	24,318,098
Intangible lease assets	7,558,712	5,314,963

Gross investment in real estate assets	266,106,299	151,690,293
Accumulated depreciation	(3,969,062)	(1,311,757)
Accumulated amortization	(496,198)	(166,713)

Net investment in real estate assets	261,641,039	150,211,823

Cash and cash equivalents	100,826,702	97,543,677
Interest and rent receivable	1,273,472	419,776
Unbilled rent receivable	9,979,241	3,206,853
Loans	52,895,611	50,224,069
Other assets	4,976,522	4,899,865

Total Assets	$431,592,587	$306,506,063

Liabilities and Stockholders’ Equity
Liabilities
Debt	$40,366,667	$56,000,000
Accounts payable and accrued expenses	11,537,838	10,903,025
Deferred revenue	8,465,676	3,578,229
Lease deposit	11,763,064	3,296,365

Total liabilities	72,133,245	73,777,619

Minority interests	2,137,500	1,000,000

Stockholders’ equity
Preferred stock, $0.001 par value. Authorized 10,000,000 shares; no shares outstanding	—	—
Common stock, $0.001 par value. Authorized 100,000,000 shares; issued and outstanding - 39,292,885 shares at September 30, 2005, and December 31, 2004	39,293	26,083
Additional paid in capital	359,866,949	233,626,690
Accumulated deficit	(2,584,400)	(1,924,329)

Total stockholders’ equity	357,321,842	231,728,444

Total Liabilities and Stockholders’ Equity	$431,592,587	$306,506,063

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES
Reconciliation of Net Income to Funds From Operations
(Unaudited)

	For the Three Months	For the Three Months	For the Nine Months	For the Nine Months
	Ended September 30,	Ended September 30,	Ended September 30,	Ended September 30,
	2005	2004	2005	2004

FFO information
Net income	$5,256,091	$2,628,939	$13,195,836	$1,065,322
Depreciation and amortization	1,170,387	928,356	2,986,790	928,356

Funds from operations	$6,426,478	$3,557,295	$16,182,626	$1,993,678

Per share data:
Net income (loss) per share, basic	$0.14	$0.10	$0.44	$0.06
Depreciation and amortization	0.03	0.04	0.10	0.06

Funds from operations	$0.17	$0.14	$0.54	$0.12

FFO per share, basic	$0.17	$0.14	$0.54	$0.12

FFO per share, diluted	$0.17	$0.14	$0.54	$0.12

Funds from operations, or FFO, represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. Management considers funds from operations a useful additional measure of performance for an equity REIT because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, we believe that funds from operations provides a meaningful supplemental indication of our performance. We compute funds from operations in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating funds from operations utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions. Funds from operations should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as indicators of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.